Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the date signed (the “Effective Date”), by and between MJ Holdings Inc., a Nevada corporation (the “Employer”) and Roger Bloss (the “Employee”). In consideration of the mutual covenants contained in this Agreement, Employer and Employee agree as follows:

1. Employment. Employer agrees to employ Employee and Employee agrees to be employed by Employer on the terms and conditions set forth in this Agreement.

2. Position, Duties, Reporting.

(a) Position: Interim CEO.

(b) Reporting: to the Board of Directors (the “Board” or the Chairperson, as applicable) of Employer or its designee, and in consultation with the Chief Cultivation Officer.

(c) Duties: Employee shall perform the duties and responsibilities of the Interim CEO for Employer subject to the direction of the Board, or its designee, and such other responsibilities and duties performed by an Interim CEO of corporations of the size, type and nature of Employer, as it exists from time to time, and as may from time to time be reasonably assigned by the Board or its Chair. Employee shall devote his substantial time, energy, skill and best efforts to the business and affairs of Employer. Employee acknowledges and agrees that he or she shall observe and comply with all of the Company’s policies.

3. Term. The term of this Agreement (the “Term”) shall be a period of six (6) months as Interim CEO and for an additional two (2) years and six (6) months as CEO, during which entire time Employee shall be considered an at-will employee of Employer and, subject to the provisions of Section 6, the employment relationship described herein may be terminated by either Employee or Employer at any time. Upon the expiration of the Term, the Employee may continue to be employed by the Employer at the will of the parties.

4. Compensation and Benefits. The regular compensation and benefits payable to Employee under this Agreement shall be as follows:

(a)	Base Salary. During the term of this Agreement, for all services rendered by Employee under this Agreement, Employer shall pay Employee a base salary at the annual rate of $105,000. The base salary shall be payable in accordance with Employer’s usual practice for its senior Employees, subject to any applicable tax and payroll deductions,

(b)	Annual Bonus. In addition to his Base Salary, Executive shall be eligible to receive an annual discretionary bonus (the “Bonus”) during the Term, based on performance criteria determined by the board of directors of Employer (the “Board”) in its sole discretion, in amount equal to up to 100% of Employee’s base salary for the then current fiscal year.

(c)	Stock Grant. In addition to his Base Salary, Executive shall be eligible to receive an annual discretionary stock grant during the Term which shall be vested in equal increments of 1/3rd each over a three year period beginning on the first anniversary of employment; such Grant shall be based on performance criteria determined by the board of directors of Employer (the “Board”) in its sole discretion.

(d) Option Grant. Employee shall be awarded, on the date hereof, options (the “Options”) to purchase 500,000 shares of the Company’s common stock, exercisable at a price of $.75 per share, pursuant to the terms, conditions and vesting schedule set forth in the Non-Qualified Option Agreement attached hereto as Exhibit A. Furthermore, an additional award of options to purchase 500,000 shares of the Company’s common stock at a strike price to be determined by the Board will be awarded to the Employee if and when the Company institutes a new employee stock option program during the Term. This Agreement and the issuance and grant of the Options hereunder is made by Employer in reliance upon the express representations and warranties of Employee, which by acceptance hereof, Employee confirms that:

(i) The Options and the shares of common stock issuable upon exercise of the Options (collectively, the “Securities”) granted to Employee pursuant to this Agreement are being acquired by Employee for his own account, for investment purposes, and not with a view to, or for sale in connection with, any distribution of the Securities. It is understood that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of exemption from the registration provisions of the Securities Act which depends, among other things, upon the bona fide nature of his representations as expressed herein;

(ii) The Securities must be held by Employee indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities laws, or an exemption from such registration is available. Employer is under no obligation to register the Securities or to make available any such exemption;

(iii) Employee further represents that Employee has had access to the financial statements or books and records of Employer, has had the opportunity to ask questions of Employer concerning its business, operations and financial condition and to obtain additional information reasonably necessary to verify the accuracy of such information;

(iv) Unless and until the Securities are registered under the Securities Act, all certificates representing the Securities and any certificates subsequently issued in substitution therefore and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

(d) Regular Benefits. Employee shall be entitled to health insurance benefits from Employer, and shall also be entitled to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which Employer may from time to time have in effect for all or most of its employees. Participation in any Employer benefit plan shall be subject to the terms of the applicable plan documents, generally applicable policies of Employer, applicable law and the discretion of the Board, or any administrative or other committee provided for in or contemplated by any such plan. Except with respect to the aforementioned health insurance benefits, nothing contained in this Agreement shall be construed to create any obligation on the part of Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(e) Vacation. Employee shall be entitled to three (3) weeks paid time off per year, such vacation leave to be taken in accordance with Employer’s standard employee vacation policy, and at such time or times as will not unreasonably hinder or interfere with Employer’s business or operations.

(f) Taxation of Payments and Benefits. Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Employer to make any payments to compensate Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g) Expenses. Employer shall reimburse Employee for all reasonable and necessary business-related out-of-pocket expenses incurred or paid by Employee in performing his duties under this Agreement and that are consistent with applicable policies of Employer and immediate manager. All payments for reimbursement of such expenses shall be made upon presentation by Employee of expense statements or vouchers and such other supporting information as Employer may from time to time reasonably request.

(h) Exclusivity of Salary and Benefits. Employee shall not be entitled to any payments or benefits other than those provided under this Agreement.

5. Extent of Service. (a) During Employee’s employment under this Agreement, Employee shall devote Employee’s substantial business time, best efforts and business judgment, skill and knowledge to the advancement of Employer’s interests and to the discharge of Employee’s duties and responsibilities under this Agreement. Employee shall not engage in any other business activity (other than those that have already been disclosed to Employer, including the Coachill Inn Project, Chill Vcnding, Inc., Thirty Eight Street, Inc., VHGI, Inc., Cal-Vegas, Ltd), except as may be approved by the Board; provided, that nothing in this Agreement shall be construed as preventing Employee from:

(i) investing Employee’s assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on Employee’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; and

(ii) engaging in religious, charitable or other community or non-profit activities that do not impair Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement.

(b) Employee shall cooperate with Employer in the event Employer wishes to obtain key-man insurance on Employee. Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

6. Termination and Termination Benefits. (a) Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Employee under this Agreement shall terminate on the date of termination of Employee’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Employee’s employment by Employer without Cause (as defined below) or by Employee as a result of a material breach by Employer of any of Employer’s obligations under this Agreement, or any other agreement to which Employee and Employer are now or hereafter parties, Employer shall provide to Employee the following termination benefits (“Termination Benefits”):

(i) continued periodic payment of Employee’s base salary at the rate then in effect pursuant to Section 4(a) for the period from the date of termination until the date that is six (6) months after the date of termination; including that to the extent that any sums are deferred and unpaid such sums shall be paid within fourteen (14) days of termination;

(ii) if Employee is participating in Employer’s health insurance plan on the date of termination, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with Employer paying the entire cost of the regular premium for such benefits for six (6) months after the date of termination; and

(iii) if Employee is participating in Employer’s life insurance and short term and long term disability insurance plans on the date of termination, continuation of those benefits at Employer’s expense, for the period from the date of termination until the date that is six (6) months after the date of termination.

Notwithstanding the foregoing, nothing in this Section 6(a) shall be construed to affect Employee’s right to receive COBRA continuation entirely at Employee’s own cost to the extent that Employee may continue to be entitled to COBRA continuation after Employee’s right to cost sharing under Section 6(a)(ii) ceases.

For purposes of this Agreement, the term “Cause” shall mean:

(i) dishonest or fraudulent statements or acts of Employee with respect to Employer or any affiliate of Employer;

(ii) Employee’s conviction of, or entry of a plea of guilty or nolo contendere for, (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud;

(iii) willful misconduct of Employee or the failure of Employee for any reason, within thirty (30) days after receipt by Employee of written notice from the Board, to comply with reasonable specific instructions of the Board or requests of the Board for other specific action or specific omission to act that in each case may adversely affect Employer’s business or operations; or

(iv) material breach by Employee of any of Employee’s obligations under this Agreement, or any other agreement to which Employee and Employer are now or hereafter parties.

(b) Disability. If Employee shall be disabled so as to be unable to perform the essential functions of Employee’s then existing position or positions under this Agreement with reasonable accommodation, the Board may remove Employee from any responsibilities and/or reassign Employee to another position with Employer during the period of such disability. Notwithstanding any such removal or reassignment, Employee shall continue to receive Employee’s full base salary (less any disability pay or sick pay benefits to which Employee may be entitled under Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that Employee may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months. If any question shall arise as to whether during any period Employee is disabled so as to be unable to perform the essential functions of Employee’s then existing position or positions with reasonable accommodation, Employee may, and at the request of Employer shall, submit to Employer a certification in reasonable detail by a physician selected by Employer to whom Employee or Employee’s guardian has no reasonable objection as to whether Employee is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Employee shall fail to submit such certification, Employer’s determination of such issue shall be binding on Employee. Nothing in this Section 6(b) shall be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

7. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to Employer which is of value to Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to Employer. Confidential Information includes, without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been developed for Employer, or discussed or considered by the management of Employer and that have specific application to Employer. Confidential Information includes information developed by Employee in the course of Employee’s employment by Employer, as well as other information to which Employee may have access in connection with Employee’s employment. Confidential Information also includes the confidential information of others with which Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include the following: information in the public domain, unless due to breach of Employee’s duties under Section 7(b); any of the items listed in this section that were developed, possessed or created by Employee prior to the date of this Agreement; or any designs, inventions and other intellectual property conceptualized by Employee during the period he is employed by Employer but which are not directly related to Employer’s business operations.

(b) Confidentiality. Employee understands and agrees that Employee’s employment creates a relationship of confidence and trust between Employee and Employer with respect to all Confidential Information. At all times, both during Employee’s employment with Employer and after its termination, Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of Employer, except as may be necessary in the ordinary course of performing Employee’s duties to Employer.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Employee by Employer or are produced by Employee in connection with Employee’s employment will be and remain the sole property of Employer. Employee will return to Employer all such materials and property as and when requested by Employer. In any event, Employee will return all such materials and property immediately upon termination of Employee’s employment for any reason. Employee will not retain with Employee any such material or property or any copies thereof after such termination. Notwithstanding the foregoing, Employee may retain after the termination of his employment with Employer copies of his personal notes, diaries, journals, correspondence, expense accounts, communication logs, business cards, contact lists, and other similar materials maintained by Employee.

(d) Noncompetition and Nonsolicitation. Without the prior written consent of the Board, during the period that Employee is employed by Employer and, in the event Employee terminates his employment with Employer for any reason other than as a result of a material breach by Employer of any of Employer’s obligations under this Agreement, or any other agreement to which Employee and Employer are now or hereafter parties, for one (1) year thereafter, Employee will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). Without the prior written consent of the Board, during the period that Employee is employed by Employer and, (x) in the event of the termination of Employee’s employment by Employer with Cause or (y) in the event Employee terminates his employment with Employer for any reason other than as a result of a material breach by Employer of any of Employer’s obligations under this Agreement, or any other agreement to which Employee and Employer are now or hereafter parties, for eighteen (18) months thereafter, Employee will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Employer, and also will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with Employer. Employee understands that the restrictions set forth in this Section 7(d) are intended to protect Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any business that provides or intends to provide the same or similar services as those provided by Employer or any of its subsidiaries in any geographic area then served by Employer (which for this purpose only shall be defined as being within one hundred (100) miles of any office or data center currently used or operated by Employer or any subsidiary of Employer). Notwithstanding the foregoing, Employee may own up to two percent (2%) of the outstanding stock of a publicly held corporation.

(e) Third-Party Agreements and Rights. Employee hereby confirms that Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way Employee’s use or disclosure of information or Employee’s engagement in any business. Employee represents to Employer that Employee’s execution of this Agreement, Employee’s employment with Employer and the performance of Employee’s proposed duties for Employer will not violate any obligations Employee may have to any such previous employer or other party. In Employee’s work for Employer, Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Employee will not bring to the premises of Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully with Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Employer which relate to events or occurrences that transpired while Employee was employed by Employer. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by Employer. Employer shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 7(f) and shall pay Employee for his time at his annual salary rate in effect at the time of the termination of his employment.

(g) Developments. Employee will make full and prompt disclosure to Employer of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Employee (alone or jointly with others) or under Employee’s direction during the period of his employment and that pertain directly to Employer’s business operations. Employee acknowledges that all work performed by Employee for Employer hereunder is on a “work for hire” basis, and Employee hereby assigns and transfers, and will assign and transfer, to Employer and its successors and assigns all of Employee’s right, title and interest, including, but not limited to, all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that (a) relate to the business of Employer or any of the products or services of Employer; (b) result from tasks assigned to Employee by Employer; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by Employer.

(h) Injunction. Employee agrees that it would be difficult to measure any damages caused to Employer which might result from any breach by Employee of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, Employee agrees that if Employee breaches, or proposes to breach, any portion of this Agreement, Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Employee’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum, form or location agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Employee or Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of New York. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11. Assignment; Successors and Assigns, etc. Neither Employer nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that Employer may assign its rights under this Agreement without the consent of Employee in the event that Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon Employer and Employee, their respective successors, executors, administrators, heirs and permitted assigns.

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Employee at the last address Employee has filed in writing with Employer or, in the case of Employer, at its principal executive offices, Attn: Director of HR, 1300 S Jones Blvd, Las Vegas, NV and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by Employee and by a duly authorized representative of Employer.

16. Governing Law. This is a Nevada contract and shall be construed under and be governed in all respects by the laws of the State of Nevada, without giving effect to the conflict of laws principles of such State.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by Employer and by Employee as of the Effective Date.

MJ HOLDINGS, INC.

By:
Name:	Roger Bloss
Title:	Interim Chief Executive Officer

EMPLOYEE

Roger Bloss

September 15, 2020
Effective Date

EXHIBIT A

Non-Qualified Option Agreement

[To be established by the board of directors]